Exhibit 99.1

Filed by Orrstown Financial Services, Inc.

Commission File No.: 001-34292

CONTACT:

Bradley S. Everly

SVP, Chief Financial Officer

77 East King Street

Shippensburg, PA

717.530.2604 Phone

FOR IMMEDIATE RELEASE

Orrstown Financial Services, Inc. Announces Extension of Stock Repurchase Plan

Shippensburg, PA (September 27, 2010) - The Board of Directors of Orrstown Financial Services, Inc. (NASDAQ: ORRF), the parent company of Orrstown Bank, has announced the approval of the extension of a program to repurchase shares of its own stock from time to time as conditions allow. Orrstown’s Board of Directors previously approved the program in 2006 to repurchase up to 150,000 shares of its stock. To date, the Company has repurchased 106,999 shares pursuant to the program. The Board of Directors has approved extending the plan to authorize the repurchase of up to an additional 150,000 shares, or 1.9 percent of the approximately 7.97 million shares outstanding, which number includes the 43,001 shares remaining to be repurchased under the program as initially approved.

Thomas R. Quinn, Jr., President and Chief Executive Officer, stated that any repurchased shares would be used for various corporate purposes as well as capital management.

With over $1.3 billion in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Safe Harbor Statement: This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Company’s business strategy due to changes in current and future market conditions; the effect of competition, and of changes in law and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.’s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

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